Exhibit 10.1

Execution Counterpart

OPERATING AGREEMENT
(as amended)

OF

ACERAS BIOMEDICAL LLC
 (a Delaware limited liability company)

OPERATING AGREEMENT
OF
ACERAS BIOMEDICAL LLC

(a Delaware Limited Liability Company)

          This Operating Agreement (the “Agreement”) of ACERAS BIOMEDICAL LLC (the “Company”) is made and entered into effective as of May 9, 2008 by and among each of the Members (as defined below) listed on the signature page hereto. This Agreement, as it may be amended from time to time, shall be binding on any person who at the time is a Member (as defined below).

ARTICLE I - DEFINITIONS

1.1.	Definitions.

In addition to the terms defined in other provisions of this Agreement, including Section B.1 of Annex B, the following terms shall have the meanings set forth below:

          “Act” means the Delaware Limited Liability Company Act 6 Del Section 18.01-et. seq; as amended from time to time, and any successor to such statute.

          “Affiliate” means any person or entity which owns or controls more than fifty percent (50%) of the voting interests of a Member, or any entity, more than fifty percent (50%) of whose voting interests are owned or controlled by a Member or by a person or persons who are members of a Member.

          “Budget” has the meaning set forth in Section 5.1(b).

          “Capital Account” means the individual account maintained by the Company with respect to each Member as provided in Annex B.

          “Capital Contribution” means the amount of cash or the agreed value of the property contributed by each Member to the Company as provided in Section 4.1.

          “Cause Event” has the meaning set forth in Section 5.3(b).

          “Certificate” has the meaning set forth in Section 2.1.

          “Databases” has the meaning set forth in Section 5.1(g).

          “Disposition Date” has the meaning set forth in Section 4.5(c).

          “Distributable Funds” means all cash flow from capital transactions of the Company, including proceeds from the sale or other disposition of all or portions of the Company’s assets including Portfolio Company investments, proceeds from financing or refinancing, as reduced by (i) expenses incurred in all sales or disposition transactions, and (ii) distributions for estimated taxes pursuant to Section 4.6.

          “Initial Capital Contributions” means those Capital Contributions made by the Members as set forth on Annex A.

          “Investment Amount” has the meaning set forth in Exhibit I hereto.

          “Investment Notice” has the meaning set forth in Section 4.1(a).

          “Liquidity Event” means (i) an “initial public offering” of the common stock or other equity securities of any Portfolio Company, or (ii) any other transaction which results in a class of a Portfolio Company’s securities being publicly traded.

          “Managing Member” means Aceras Partners, LLC, a Delaware limited liability company.

          “Member” means the Managing Member, the Special Member and any other Person who at the time is the Holder of Membership Shares pursuant to Section 3.3.

          “Membership Interest” means the interest of a Member in the Company, including interests in Profits and Losses, rights to distributions (liquidating or otherwise), allocations, information, and subject to the powers and limitations as set forth in this Agreement, to consent to or approve actions by the Company as represented by the Membership Shares owned by such Members.

          “Membership Shares” mean shares representing the interest of a Member in the Company.

          “MM Affiliate” means Daniel DiPietro, Peter Barber, John Liatos, Jeffrey Serbin, M.D., Matthew G. Wyckoff, M.D., in each case while such individual is a member of the Managing Member, and any other Person who may hereafter become a member of the Managing Member.

          “MM Operating Agreement” has the meaning set forth in Section 3.7.

          “New Budget” has the meaning set forth in Section 5.1(b).

          “Opportunity Notice” has the meaning set forth in Section 5.5.

          “Percentage Interest” means at any particular time a fraction the numerator of which is the number of Membership Shares held by any Member and the denominator of which is the number of Membership Shares held by all Members.

          “Person” means a natural person, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

          “Portfolio Company” has the meaning set forth in Section 2.4.

          “Portfolio Equity” has the meaning set forth in Section 4.5(b).

          “Primary Business” has the meaning set forth in Section 2.4.

          “Prospective Investee” has the meaning set forth in Section 4.1(a).

          “Rodman Services” means the services described on Annex C to be provided to the Company by Rodman & Renshaw Capital Group, Inc. (“Rodman”) without charge.

          “Special Member” means “Rodman Principal Investments, LLC.

          “Trademark” has the meaning set forth in Section 5.1(f).

          “Valuation Report” has the meaning set forth in Section 8.2 (d).

          “Year-end Valuation Report” has the meaning set forth in Section 8.2 (d).

ARTICLE II - ORGANIZATION

2.1.	Formation.

The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation dated April 3, 2008 (the “Certificate”) with the Secretary of State of the State of Delaware under and pursuant to the Act.

2.2.	Name.

The name of the Company is ACERAS BIOMEDICAL LLC and all Company business shall be conducted under that name or such other names that comply with applicable law as the Managing Member may select from time to time.

2.3.	Registered Office; Principal Place of Business; Other Offices.

The registered office of the Company shall be 847 Walker Road, Suite C, Dover, Delaware or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The name and address of the Company’s registered agent for service or services in the State of Delaware is United Corporate Services, Inc. The principal place of business of the Company shall be at such place as the Members may jointly agree from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Members may jointly agree from time to time.

2.4.	Purpose.

The purpose of the Company shall be to (i) invest in the healthcare sector by purchasing or licensing discrete assets through (A) the creation of newly formed entities which the Managing Member will initially manage until handing operations over to a dedicated management team identified by the Managing Member, and (B) investments in special situations involving biotech companies (public or private) that result in the Company having effective control over the operations of each such biotech company (collectively, the “Primary Business”), and (ii) engage in any other lawful activities under the Act. The Company expects that it will own shares of the capital stock, debt or other securities of companies in which it makes investments. Each entity in which the Company makes an investment is herein called a “Portfolio Company.”

2.5.	Term.

The existence of the Company shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article IX. No Member shall have the right, and each Member hereby agrees not to, resign from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Company, in each case except as expressly provided in this Agreement. Except with the written consent of the Members, no Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

ARTICLE III - MEMBERSHIP INTERESTS

3.1.	Initial and Subsequent Members.

The initial Members of the Company are the Managing Member and the Special Member. Additional Members may be admitted from time to time with the approval of both the Managing Member and the Special Member. When any Person is admitted as a Member, the Managing Member shall prepare a revised version of Annex A and distribute it to all the Members.

3.2.	Membership Shares.

The Company shall have the right to issue Membership Shares. The initial issuance of Membership Shares shall be as set forth on Annex A. The Company may (but is not required to) issue certificates to evidence ownership of Membership Shares. Such certificates will provide no rights independent of this Agreement and shall be transferable only to the extent the Membership Shares evidenced thereby are transferable hereunder and may bear a legend expressing such restrictions. Fractions of a Membership Share may be created and issued. The rights, preferences, privileges and restrictions granted to and imposed upon the Membership Shares are set forth in this Agreement. No additional Membership Shares may be issued without the approval of both the Managing Member and the Special Member.

3.3.	Record Holders of Membership Shares.

The Company shall be entitled to treat the Person in whose name any Membership Shares of the Company stand on the books of the Company as the absolute owner thereof. The Company shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Shares on the part of any other Person whether or not the Company has express or other notice of any such claim.

3.4.	Transfers and Assignments of Membership Shares.

          (a) General Restriction on Transfer. Except as expressly provided for below in this Section 3.4 and in compliance with any applicable securities laws, Membership Shares in the Company and the Membership Interests represented thereby shall not be transferable or assignable (a transfer, for purposes of this Agreement, shall be deemed to include any sale, transfer, pledge, swap, creation of a security interest or other disposition or similar transaction having the effect of transferring economic ownership).

          (b) Transfer to Affiliates or Other Members. Notwithstanding any other provision in this Agreement, a transfer by a Member of all or part of such Member’s Membership Interest to an Affiliate of the Member or another Member shall be permitted. The transferring Member shall provide not less than 30 days prior written notice to the Company of such transfer.

          (c) Procedure. Transfers of Membership Shares shall be made on the Membership Share register of the Company. No transfer shall be made inconsistent with the provisions of Subchapter VII of the Act or other applicable provisions of law. The transferor and the transferee shall have complied with such other requirements as the Members may reasonably impose. The transferee shall agree in writing to be bound by all the terms and provisions of this Agreement then in effect and pay such fees as the Managing Member may require to pay the reasonable costs of the Company in effecting such substitution of a Member.

          (d) Capital Account of Transferee. Upon the transfer of a Membership Interest, the transferee shall succeed to the Capital Account (or pro rata portion thereof) of the transferor as provided in Section B.2(b) of Annex B.

3.5.	No Right of Partition.

A Member shall not have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular assets of the Company.

3.6	Other Ventures.

          (a) Unless otherwise approved by the Special Member, neither the Managing Member nor any of its Affiliates other than the MM Affiliates shall at any time while the Managing Member is a Member and for twelve (12) months thereafter, own any equity or beneficial interest in, or serve as a director, manager, officer, employee or agent of, or consultant to, any Person whose business model is substantially similar to the Primary

Business; provided that the foregoing shall not prohibit the Managing Member or such Affiliates from making any passive investment. The foregoing restriction shall terminate upon the dissolution of the Company.

          (b) Unless otherwise approved by the Special Member, no MM Affiliate shall at any time while it is an MM Affiliate and for twelve (12) months thereafter, own any equity or beneficial interest in, or serve as a director, manager, officer, employee or agent of, or consultant to, any Person whose business model is substantially similar to the Primary Business; provided that the foregoing shall not prohibit such MM Affiliate from making any passive investment. The foregoing restriction shall terminate upon the dissolution of the Company. Notwithstanding the foregoing provisions of this Section 3.6(b), if any MM Affiliate is a party to an employment agreement with the Company containing restrictions comparable to those contained in this Section 3.6(b) and certain conditions come into existence or certain events occur that would cause the restrictions contained in such employment agreement not to apply to such MM Affiliate, then the restrictions contained in this Section 3.6(b) shall also not apply to such MM Affiliate.

3.7	Operating Agreement of Managing Member.

          The Managing Member has provided a copy of the Operating Agreement of the Managing Member (the “MM Operating Agreement”) to the Special Member. The Managing Member and each of the MM Affiliates hereby agree with the Special Member that they will not amend any of the following provisions of the MM Operating Agreement without the prior written consent of the Special Member:

          (1) Section 11.1 of the MM Operating Agreement, providing that if any member of Managing Member wants to sell his interest he may only do so to other members of Managing Member.

          (2) Section 11.6(a) of the MM Operating Agreement, providing that if any MM Affiliate is no longer employed by the Company they must sell their membership interest in Managing Member back to Managing Member for $1,200.00 (but they will retain an “economic” interest in any undistributed shares of companies which have not yet been monetized and/or distributed by the Company.

          (3) Section 3.2 of the MM Operating Agreement, providing that Special Member must approve admission of any new member to Managing Member, if such admission would result in the individuals who are MM Affiliates as of the date hereof no longer beneficially holding more than 66 2/3 percent of the membership interests of the Managing Member, which approval will not be unreasonably withheld.

          (4) Section 2.6 of the MM Operating Agreement, providing that member of Managing Member will not own any equity or beneficial interest in, or serve as a director, manager, officer, employee or agent of, or consultant to, any Person whose business model is substantially similar to the Primary Business.

ARTICLE IV - FINANCIAL AND TAX MATTERS

4.1.	Capital Contributions.

          (a) Total Capital Contributions. The Capital Contributions to the Company shall be comprised of the Initial Capital Contributions as set forth on Annex A and subsequent Capital Contributions of a Member, if any.

                    (1) Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company the Initial Capital Contributions.

                    (2) Subsequent Capital Contributions.

                              (i) Working Capital. The Special Member shall make additional capital contibutions to the Company as required to fund the payment of amounts when due and payable under the Budget for the years ended December 31, 2008, 2009, 2010, 2011, 2012 and 2013.

                              (ii) Portfolio Companies.

                                        (a) At such time as the Managing Member shall have identified a potential Portfolio Company or an existing Portfolio Company in which it proposes the Company make an investment (a “Prospective Investee”), the Managing Member shall notify the Special Member in writing (an “Investment Notice”), which Investment Notice shall contain the information set forth on Exhibit I hereto. The Special Member shall provide such Investment Amount to the Company as an additional capital contribution, at the times set forth in the Investment Notice.

                                        (b) Notwithstanding anything to the contrary which may be contained herein, in no event shall the aggregate amount of all additional capital contributions required to be made by the Special Member pursuant to Section 4.1(a)(2)(ii) exceed $20,000,000.

                               (iii) No Additional Contribution. Except as provided in this Section 4.1(a)(2), no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company or any other Member. Notwithstanding the foregoing, the Managing Member shall be liable to repay to the Special Member 50% of any additional capital contributions made by the Special Member in excess of the additional capital contributions contemplated by Section 4.1(a)(2)(i) and 4.1(a)(2)(ii) hereof in connection with (A) any settlement of a Proceeding (as defined in Section 7.1 below) involving the Company agreed to by the Managing Member and the Special Member and (B) any judgement issued or fine assessed against the Company.

          (b) Interest on Capital Contributions. All of the Capital Contributions made by the Special Member shall be held in an interest bearing bank account chosen by the Special Member, and all interest earned thereon shall be allocated as an item of income to the Special Member and shall be distributed to the Special Member quarterly. Except as provided herein, no interest shall be paid by the Company on any Member’s Capital Contribution or on the amount in any Member’s Capital Account.

          (c) Liability for Company Debts and Additional Capital Contributions. Except as specifically provided in this Agreement, no Member shall be liable for any of the debts of the Company or be required to make any additional Capital Contributions.

          (d) No Change to Membership Interests. For the avoidance of doubt, there will be no change to any Member’s Membership Interests or Membership Shares as a result of its having made any subsequent Capital Contribution in accordance with Section 4.1(a)(2) or otherwise.

4.2.	Return of Contributions.

Except as otherwise provided in this Agreement, a Member is not entitled to the return of any part of the Member’s Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of any Member. Except as specifically provided in this Agreement, a Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.3.	Capital Accounts.

A Capital Account shall be established and maintained for each Member as provided in Annex B.

4.4.	Profits and Losses.

Profits and Losses shall be allocated to the Members as provided in Annex B.

4.5.	Distributions.

          (a) Distributions of Distributable Funds. Distributions of Distributable Funds shall be made to the Members at such time and in such amounts as either the Managing Member or the Special Member shall request. Such distributions shall be made to the holders of Membership Shares pro-rata in relation to their respective Percentage Interest.

          (b) Portfolio Equity Distributions. Distributions of equity received by the Company in connection with an investment in a Portfolio Company (“Portfolio Equity”) shall not be made until a Liquidity Event has occurred with respect to such Portfolio Equity; and thereafter a distribution of such Portfolio Equity shall be made upon the request of either the Managing Member or the Special Member except as otherwise prohibited by law or contractual obligations. Such distributions shall be made to the holders of Membership Shares pro-rata in relation to their respective Percentage Interest.

          (c) Prior Notice of Transfer. The Managing Member, the Special Member and each MM Affiliate (including a former MM Affiliate who received a distribution of Portfolio Equity) agree that they will not sell, transfer or otherwise dispose of any Portfolio Equity without giving each other Member and each MM Affiliate (or former MM affiliate, as the case may be) at least one

(1) business day prior notice of such sale, transfer or other disposition, which notice shall set forth the day on which such Member or MM Affiliate (or former MM affiliate, as the case may be), as the case may be, intends to make such disposition (a “Disposition Date”); it being agreed that each party may dispose of any or all of such Portfolio Equity on or after such Disposition Date without further notice.

          (d) Distribution of Other Property. Distributions of assets of the Company other than Distributable Funds and Portfolio Equity shall be made to the Members at such time and in such amounts as either the Managing Member or the Special Member shall request. Such distributions shall be made to the holders of Membership Shares pro-rata in relation to their respective Percentage Interest.

4.6.	Tax Distributions.

The Company will use reasonable efforts, consistent with any restrictions which may be imposed by any creditor of the Company or applicable law, to make distributions to each Member in amounts such that, prior to April 15 of each calendar year, each Member has received distributions in aggregate amounts since the date such Person became a Member of not less than the sum for the immediately preceding Fiscal Year and for all prior Fiscal Years of (i) the amount of taxable income allocated to such Member for such Fiscal Years, reduced by the amount of taxable losses allocated to such Member for such Fiscal Years, multiplied by (ii) 40%. The Company will use reasonable efforts to cause such distributions to be made in a manner which permits such Members to use the proceeds of such distributions to make on a timely basis all required estimated payments of income taxes in respect of the taxable income so allocated to them.

ARTICLE V - MANAGEMENT

5.1.	Management of the Company.

          (a) Exclusive Responsibility. Except as otherwise provided in this Agreement, the management of the business and affairs of the Company shall be the sole and complete responsibility of the Managing Member, who is authorized and directed to execute any and all documents and bind the Company thereby without the approval of any Member except as expressly provided for in Section 5.1(c), including (1) selecting the Prospective Investees, (2) management of the Company’s investments in Portfolio Companies, (3) voting of the Company’s investments in Portfolio Companies, (4) sale of the Company’s investments in Portfolio Companies and (5) executing and delivering leases, contracts, notes, bonds, indentures, mortgages and deeds.

          (b) Budget. The budget for the period from May 12, 2008 thru December 31, 2008 and the budget for the year 2009 have each been agreed to by the Members. On or before November 30 of each year beginning on November 1, 2009, the Managing Member and the Special Member shall by collective agreement establish a budget for the following year (a “New Budget”) provided that if on or before the first day of such following year the Managing Member and the Special Member do not agree on such New Budget, all line items in such New Budget shall be equal to one hundred ten percent (110%) of the amount of such line item in the Budget for the prior year. Each of the budgets for 2008, 2009 and each New Budget is referred to as a “Budget.” Subject to the aggregate expense amounts set forth in each Budget, the Managing Member shall have authority over expenditures of the Company.

          (c) Action by the Company. Notwithstanding anything to the contrary which may be contained herein, each of the following actions by the Company will at all times require the approval of the Special Member:

(1)	any material modification to the line item allocations of any Budget;
(2)	any transaction between the Company with any Members, any MM Affiliate or any of their respective Affiliates;
(3)	admission of new Members;
(4)	any material change in the nature and scope of the business of the Company;
(5)	any authorization or increase in the amount of Membership Interests;
(6)	any merger, consolidation, reorganization, reclassification, recapitalization, spin-off or similar transactions involving the Company;
(7)	any change in the Company’s legal form or change that would otherwise affect the tax treatment of the Company;
(8)	the liquidation, dissolution, winding up, voluntary bankruptcy, approval of receivers or similar events involving the Company;
(9)	the initiation of any claim or litigation involving the Company;
(10)	the entry into any consent decree, settlement or negotiation with a government regulatory or enforcement agency;
(11)	the entry into any consent decree or settlement as a result of legal action from a private party;
(12)	the commencement of any voluntary bankruptcy, insolvency or similar proceeding with the Company as debtor;
(13)	the entry into any non-competition or other similar agreement that directly or indirectly restricts or limits the actions of affiliates of the Company or its Members; and
(14)	the entry into any other transaction or series of related transactions out of the ordinary course of business.

          (d) Delegation. The Managing Member may delegate the right, power and authority to manage the business, affairs, operations and activities of the Company to any officer, employee or agent or affiliate of the Managing Member or the Company, subject to the ultimate direction, control and supervision of the Managing Member.

          (e) Provision of Rodman Services. The Special Member shall cause Rodman to provide the Rodman Services to the Company to the extent and to the same level that such services are conducted by Rodman for the benefit of itself or any of its Affiliates. Rodman shall use commercially reasonable efforts to provide the Rodman Services in accordance with the policies, procedures and practices then in effect at Rodman and in a manner substantially similar to the manner in which such services are provided by Rodman for the benefit of itself or any of its

Affiliates. The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision or receipt of the Rodman Services.

          (f) License of Aceras Trademark. The Managing Member hereby grants to the Company a non-exclusive, non-transferable, worldwide, paid-up license (without the right to grant sublicenses) to use the name “ACERAS” (the “Trademark”) in connection with the operation of the Primary Business. Such license shall terminate as provided in Section 9.2(c) herein. The use of the Trademark by the Company shall be subject to the prior review and approval of the Managing Member, which approval shall not unreasonably be withheld. Neither the Company nor any Member shall use the Trademark in such a way as to (i) injure, damage, or otherwise negatively affect the Managing Member’s goodwill in the Trademark or (ii) otherwise dilute such Trademark. It is understood and acknowledged that the Managing Member is the owner of the Trademark. Neither the Company nor any Member shall at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership. Neither the Company nor any Member shall challenge the title or ownership of the Managing Member to the Trademark or attack or contest the validity of the Trademark.

          (g) License of Certain Databases. The Managing Member hereby grants to the Company a non-exclusive, non-transferable, worldwide, paid-up license (without the right to grant sublicenses) to use certain databases of the Managing Member that have been developed (or are to be developed) and contain proprietary information regarding the Primary Business (the “Databases”). Such license shall terminate as provided in Section 9.2(c) herein at which time the Company shall, at the option of the Managing Member, return or destroy all copies of the Databases, provided, however, that the Special Member may maintain one copy of any such database if, in the opinion of its counsel, it is required to do so by applicable law or regulation. Should the Special Member be so required to maintain a copy of any such database, it shall maintain it in a secure fashion, so that access is made available only to legal and compliance personnel. Nothing contained herein shall be deemed to convey any title or ownership interest in the Databases or in any intellectual property contained therein to the Company. Neither the Company nor any Member shall take any action which will adversely affect the Managing Member’s proprietary rights in the Databases, including the Managing Member’s patent, copyright, trademark and trade secret rights. Neither the Company nor any Member shall make use of the Databases for any purpose other than to engage in the Primary Business. The Company may copy the Databases only as needed for backup and disaster-recovery purposes, provided that the Company reproduces all copyright notices and other proprietary notices, regardless of form, contained in the Databases. Neither the Company nor the Members shall reverse engineer, decompile or disassemble the Databases or any part thereof. The Company and the Members shall keep the Databases and all the intellectual property contained therein confidential and take all steps reasonably necessary to prevent the unauthorized disclosure thereof, but, in any event, such parties shall take at least such steps as those which such party takes to protect its own proprietary information. Neither the Company nor any Member shall disclose all or any portion of the Databases, the intellectual property contained therein or any passwords thereto to any third party without the prior written consent of the Managing Member.

5.2.	Officers; Delegation and Duties.

The Managing Member may elect any Person to serve as an officer of the Company. The Managing Member may assign titles to the officers they elect. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Managing Member. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed in accordance with the Budget in effect from time to time.

5.3.	Removal.

          (a) Removal. Upon the occurrence of a Cause Event the Special Member shall thereafter have all of the power and authority designated to the Managing Member hereunder.

          (b) Cause Event. A “Cause Event” shall mean fraud, gross negligence or willful misconduct on the part of the Managing Member in the performance of its duties hereunder.

5.4.	Compensation of Managing Member.

The Managing Member shall not receive any compensation for serving as the Managing Member. Each of the MM Affiliates shall enter into an employment agreement with the Company in a form mutually agreeable to the parties to such agreement and the Special Member.

5.5	Conflicts of Interest.

Subject to the other express provisions of this Agreement the Special Member at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including, ones which are or might be deemed to be in competition with the Company; provided, however, that with respect to any business venture that is within the scope of the Primary Business, the Special Member and each of its Affiliates shall first offer the Company the opportunity to undertake such venture through the Company on the same terms and conditions as follows: (i) the Special Member shall deliver a written notice to the Managing Member (the “Opportunity Notice”) setting forth the terms of such business venture in sufficient detail for the Managing Member to assess the nature of such business venture, including, but not limited to, the parties to be involved, the expected timing of the underlying transactions and the terms of payment; (ii) within two (2) business days after receipt of the Opportunity Notice, the Managing Member shall notify the Special Member in writing of the Managing Member’s decision whether the Company will seek to undertake such business venture; and (iii) if the Managing Member has elected to decline such business venture, or has not replied to the Special Member in writing within such two (2) business day period, then the Special Member or one of its Affiliates may enter into such business venture. The Company shall have a thirty (30) day period to enter into a term sheet in connection with each respective opportunity it elects to pursue pursuant to this Section 5.5 (and an additional thirty- (30-) day period if the Company has been actively engaged in negotiations with respect to such a term sheet) and upon the expiration of such period, if a term sheet has not been executed, the Special Member or one of its Affiliates may freely pursue such business venture.

Notwithstanding anything to the contrary contained in this Agreement, the Managing Member acknowledges that the receipt by Rodman or its affiliates of any fees in connection with transactions wherein Rodman has acted as an agent shall not be “a business venture that is within the scope of the Primary Business.”

5.6	Limitation of Liability.

The Managing Member shall not be liable, as such, for monetary damages for any action taken, or any failure to take any action, unless (i) the Managing Member has breached or failed in any material manner to perform its duties and (ii) the breach or failure to perform constitutes fraud, willful misconduct or gross negligence.

ARTICLE VI - MEMBERS

6.1.	Action by Members; Voting

Except as otherwise may be specifically provided in this Agreement or required by the Act notwithstanding this Agreement, whenever any action is to be taken by vote of the Members, it shall be authorized upon receiving the affirmative vote of the Members holding more than fifty percent (50%) of the Membership Shares voting as a single class.

6.2.	Action by Written Consent or Telephone Conference.

          (a) Action by Consent. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice, and without a vote, upon the unanimous written consent of all Members. The consents shall be filed with the Managing Member.

          (b) Telephone Conferences. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a meeting pursuant to this subsection shall constitute presence in person at the meeting.

ARTICLE VII - INDEMNIFICATION OF MANAGING MEMBER, OFFICERS AND OTHER AUTHORIZED REPRESENTATIVES

7.1.	Scope of Indemnification.

          (a) General Rule. The Company shall indemnify an Indemnified Person against any liability incurred in connection with any Proceeding in which the Indemnified Person may be involved as a party or otherwise by reason of the fact that the Indemnified Person is or was serving in an Indemnified Capacity, including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, or negligence, except:

(1)	where the indemnification is expressly prohibited by applicable law;

(2)

where the conduct of the Indemnified Person has been finally determined by a court of competent jurisdiction (i) to constitute fraud, gross negligence or willful misconduct, or (ii) to be based upon or attributable to the receipt by the Indemnified Person from the Company of a personal benefit to which the Indemnified Person is not legally entitled, or

(3)	to the extent the indemnification has been finally determined to be otherwise unlawful.

          (b) Partial Payment. If an Indemnified Person is entitled to indemnification in respect of a portion, but not all of any liabilities to which the Person may be subject, the Company shall indemnify the Indemnified Person to the maximum extent for such portion of the liabilities.

          Definitions. For purposes of this Article:

(1)

“Indemnified Capacity” means any and all past, present and future service by an Indemnified Person (in one or more capacities as a Member, Managing Member, an officer, employee or agent of the Company, or, at the request of the Company, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other entity or enterprise) in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person;

(2)	“Indemnified Person”, means any and all Members, employees and officers of the Company;

(3)

“Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Members or otherwise; and

          (c) Covered Liabilities. The liabilities for which indemnification, contribution and advancement of expenses are provided under this Article include any damage, judgment amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense, of any nature (including reasonable attorneys’ fees and disbursements).

7.2.	Proceedings Initiated By Indemnified Persons.

Notwithstanding any other provision of this Article, the Company shall not indemnify under this Article an Indemnified Person for any liability incurred in a Proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the Person seeking indemnification unless the initiation of or participation in the Proceeding is authorized, either before or after its commencement, by the affirmative vote of Members. This section shall not apply to successfully prosecuting or defending the rights of an Indemnified Person granted by or pursuant to this Article.

7.3.	Advancing Expenses.

          (a) General Rule. The Company shall pay the expenses (including reasonable attorneys’ fees and disbursements) incurred in good faith by an Indemnified Person in advance of the final disposition of a Proceeding described in Section 7.1 or the initiation of or participation in which is authorized pursuant to Section 7.2 upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the Company pursuant to this Article. A showing of the financial ability of an Indemnified Person to repay an advance shall not be a prerequisite to the making of the advance. Except as provided in subsection (b), advancement of expenses shall be automatic upon receipt of the undertaking to repay the amount advanced and shall not require approval of the Members. Advancement of expenses shall not of itself give the Company the right to select or participate in the selection of, counsel for the Indemnified Person.

          (b) Exception. Subsection (a) shall not apply to a Proceeding in which an Indemnified Person is a defendant if the initiation of the Proceeding is authorized by the affirmative vote of the Members.

7.4.	Securing of Indemnification Obligations.

To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Company may, at its sole option, maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Members shall approve.

7.5.	Time for Payment.

An Indemnified Person shall be entitled to indemnification within 30 days after a written request for indemnification, contribution or advancement of expenses has been delivered to the Managing Member.

7.6.	Contribution.

If the indemnification provided for in this Article or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company in lieu of indemnifying such Indemnified Person hereunder, shall contribute the amount paid or payable by such Indemnified Person as a result of the Covered Liabilities to which the Indemnified Person may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Indemnified Person on the other.

7.7.	Mandatory Indemnification of Managing Member, Officers, Etc.

To the extent that an Indemnified Person has been successful on the merits or otherwise in defense of any action or proceeding relating to the Indemnified Person’s service as a representative of the Company or in defense of any claim, issue or matter therein, the Indemnified Person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the Indemnified Person in connection therewith.

7.8.	Contract Rights; Amendment or Repeal.

Each Indemnified Person shall be a third party beneficiary of this Agreement. This Agreement is not intended to give, and shall not be construed as giving, any Person other than the Company, any Members, the Indemnified Persons (solely as provided in this Article VII) and their respective successors and permitted assigns, any interest or rights (including third party beneficiary rights) with respect to or in connection with any agreement or provision herein or any matter contemplated hereby. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations accrued or then existing.

7.9	Scope of Article.

The rights granted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of Members or otherwise both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a Person who has ceased to be an Indemnified Person in respect of matters arising prior to such time, and shall inure to the benefit of the heirs and personal representatives of such a Person.

7.10	Reliance on Provisions.

Each Person who shall act as an Indemnified Person of the Company shall be deemed to be doing so in reliance upon the rights provided by this Article.

ARTICLE VIII — BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.1.	Maintenance of Books.

          (a) Financial Records. The Company shall keep books and records of accounts which shall be maintained in accordance with generally accepted accounting principles, or such other method as the Special Member determines is required for Federal income tax purposes, in accordance with the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Annex B.

          (b) Company Records. In addition to financial records required to be maintained under subsection (a), the Company shall keep the following records:

(1)	a list setting forth the full name and last known mailing address of each Member;
(2)	a copy of the Certificate and all amendments thereto;
(3)

copies of the Company’s Federal, state and local income tax returns and financial statements for the six most recent years or, if those returns and statements were not prepared for any reason, copies of the information and statements provided to the Members to enable them to prepare their federal, state and local state tax returns for the period;

(4)	copies of the currently effective written Operating Agreement and all amendments thereto, and copies of any operating agreements no longer in effect; and
(5)	minutes of the meetings of the Members.

          (c) Upon reasonable prior notice to the Managing Member, all Members shall have the right to inspect the books and records of the Company referenced in subsections (a) and (b) above.

8.2.	Reports.

          (a) In General; Business Plan and Budget. The Special Member shall be responsible for the preparation of financial reports of the Company and for the coordination of the financial matters of the Company with the Company’s certified public accountants. The financial statements described in subsections (b) and (c) shall be prepared in accordance with accounting principles generally employed when financial records are kept in accordance with United States generally accepted accounting principles. The Company shall bear the costs of preparing the reports required by subsections (b) and (c).

          (b) Annual Reports. On or before the 90th day following the end of each fiscal year of the Company, the Special Member shall cause each Member to be furnished with a balance sheet, an income statement, and a statement of changes in Member’s capital of the Company for, or as of the end of, that year, which have been audited by the Company’s certified public accountants, who shall be selected at the sole discretion of the Special Member. Additionally, on or before such 90th day, the Special Member shall cause each Member to be furnished with a Schedule K-1 and any other information required by law to be furnished to the Member for reporting the Member’s distributive share of the annual income of the Company for federal income tax purposes.

          (c) Other Reports. The Special Member also may cause to be prepared or delivered such other reports as they may deem appropriate.

          (d) Valuation of Portfolio Companies.

(1)	On or before the 15th day of each April, July and October (beginning on July 15, 2008) the Managing Member shall prepare a report which sets forth the

“fair value” of the investment of the Company in each Portfolio Company as of the end of the immediately preceding month. Such report shall set forth in reasonable detail the methodology utilized in determining the fair value of each such Portfolio Company (a “Valuation Report”). Each such Valuation Report shall be delivered to the Special Member within two days of completion.

(2)

On or before November 30, in each year (beginning on November 30, 2008) the Managing Member shall engage an “expert” (which expert shall be reasonably acceptable to the Special Member) to prepare a Valuation Report as of the last day of such year (a “Year-end Valuation Report”), which Year-end Valuation Report shall be delivered to each Member on or prior to the 20th day of January following the date of such Year-end Valuation Report.

8.3.	Financial Accounts.

The Special Member shall establish and maintain one or more separate bank and investment accounts in the Company name with financial institutions and firms that the Special Member determine. Company funds may be invested in a manner the same as or similar to the Special Member’s investment of its own funds or investments by its affiliates. The prior consent of the Members shall not be required for the Company’s bank accounts and investment of the Company’s funds pursuant to this Section 8.3 so long as the bank and investment accounts are federally insured.

ARTICLE IX - DISSOLUTION, LIQUIDATION, AND TERMINATION

9.1.	Dissolution.

          (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(1)	a vote of both the Managing Member and the Special Member;
(2)	entry of a decree of judicial dissolution of the Company under the Act;
(3)

at the sole election in writing of the Special Member (i) at any time after June 30, 2011, if the Company has not invested in at least two Portfolio Companies by June 30, 2011 and (ii) at any time after December 31, 2012, if the Company has not invested in at least four Portfolio Companies by December 31, 2012;

(4)	at the sole election in writing of the Special Member or the Managing Member at any time after December 31, 2013; or
(5)

at the election in writing of either Member if the other Member has breached any material obligation of such Member under this Agreement and such breach remains uncured for thirty days after written notice to the breaching Member of such breach; and further provided that such notice under this Section is provided within ten (10) business days of the expiration of such thirty (30) day cure period.

          (b) For the avoidance of doubt, each obligation of the Special Member to make a Capital Contribution pursuant to Section 4.1 is a “material obligation” for purposes of this Section 9.1. Notwithstanding anything to the contrary contained herein, the right set forth in Section 9.1(a)(5) is not a Member’s exclusive remedy with respect to any such breach by the other Member.

          (c) The death, dissolution, retirement resignation, expulsion or bankruptcy of a Member or the occurrence of any other event that terminates the continued membership of a Member shall not cause a dissolution of the Company.

9.2.	Liquidation and Termination.

          (a) Upon the dissolution of the Company, the Special Member shall act as liquidator or may appoint one or more representatives or Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(1)

as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(2)

the liquidator shall first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company to its creditors or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine), all in accordance with the provisions of the Act as may be applicable;

(3)	after all of the payments required by paragraph (2) have been made, any remaining assets of the Company shall be distributed to the Members as follows:

                         (i) the liquidator shall use reasonable efforts to sell, or, in the case of securities, distribute, any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members;

                         (ii) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Account of the Members shall be adjusted consistent with Section B.2. of Annex B to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                         (iii) after completion of the steps in subparagraphs (i) and (ii), the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances and then in accordance with respective Membership Interests consistent with the distribution provisions of Section 4.5.

          (b) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities relating to the assets distributed in kind theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributees pursuant to this section. The distribution of cash and/or property to a Member in accordance with the provisions of this section constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

          (c) Notwithstanding anything to the contrary contained herein, the license provided by Sections 5.1(f) and 5.1(g) will terminate upon the dissolution of the Company and the Managing Member shall retain ownership of all intellectual property rights in and to (i) the Trademark and (ii) the Databases. In addition, the parties acknowledge that the Managing Member shall be entitled to report the investment results of the Company as part of its so-called “track record” for all purposes under applicable law.

9.3.	Deficit Capital Accounts.

Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Percentage Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

9.4.	Certificate of Dissolution.

On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managing Member (or such other person or persons as the Act may require or permit) shall file a Certificate of Dissolution with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X - GENERAL PROVISIONS

10.1	Offset.

Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

10.2	Notices.

Except as expressly set forth to the contrary in this Agreement, all notices and other communications given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by nationally recognized express mail delivery service or by facsimile transmission. A notice or other communication given under this Agreement is effective upon delivery or upon any refusal by an authorized representative of a Member to accept delivery. All notices and other communications to be sent to a Member shall be sent to the Member at the address for the Member shown on Annex A. All notices and other communications to be sent to an MM Affiliate (or former MM affiliate, as the case may be) shall be sent to the MM Affiliate (or former MM affiliate, as the case may be) at the address shown on Annex A. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice.

10.3	Entire Agreement.

This Agreement constitutes the entire agreement of the Members with respect to the Company and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

10.4	Effect of Waiver or Consent.

A waiver or consent express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the period of the applicable statute of limitations has run.

10.5	Amendment.

          (a) This Agreement may be amended from time to time only if the amendment is approved by both the Managing Member and the Special Member at any annual or special meeting of the Members, or by unanimous written consent of the Members, provided, however, that without the consent of each of the Members to be adversely affected by an amendment, this Agreement may not be amended so as to (i) modify the limited liability of a Member, (ii) alter the interest of a Member in Profits and Losses or distributions of the Company or (iii) alter any capital commitment of a Member.

          (b) This Agreement may be amended in the manners prescribed herein, and all rights conferred upon Members in this Agreement are granted subject to this reservation.

10.6	Binding Effect.

This Agreement is binding on and inures to the benefit of the Members and their respective heirs, personal representatives, successors and assigns.

10.7	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without reference to the principles governing the conflict of laws applicable in that or any other jurisdiction.

10.8	Severability.

If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

10.9	Arbitration.

Except as otherwise provided in this Agreement, all disputes arising under this Agreement shall promptly be submitted to arbitration in New York, New York, before one arbitrator in accordance with the rules of the American Arbitration Association. The arbitrator may assess costs, including counsel fees, in such manner as he deems fair and equitable. The award of the arbitrator shall be final and binding upon all parties, and judgment upon the award may be entered in any court of competent jurisdiction.

10.10	Construction.

Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words are set forth herein. References to any statute or Treasury Regulations means such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the articles and sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. All references to articles and sections refer to articles and sections of this Agreement, and all references to annexes are to annexes attached hereto, each of which is made a part hereof for all purposes.

10.11	Counterpart Originals.

This Agreement may be executed in counterpart originals and all executed counterparts shall, when taken together, constitute the entire Agreement. Facsimile signatures shall be valid and binding for all purposes.

10.12.	Public Announcements.

Except as otherwise agreed to by the parties hereto, no party shall issue any report, statement or press release or otherwise make public statements with respect to this Agreement, the Company and/or the Company’s business, including the Primary Business, and no party shall use the name, trademark, trade name or logo of the other party, its Affiliates or their respective employee(s) except (i) to the extent reasonably required in connection with the operation of the business of the Company or the Special Member and in a manner consistent with prior public press releases by the parties hereto or (ii) as in the reasonable judgment of such party may be required by law or in connection with the obligations of a publicly held company under applicable laws and the listing standards of any stock exchange on which its securities are traded, in which case the parties hereto will use commercially reasonable efforts to consult with each other with respect to the issuance of a report, statement or press release as to the language of such report, statement or press release.

          IN WITNESS WHEREOF, the Members of the Company have caused this Operating Agreement to be executed as of the day and year first above written.

RODMAN PRINCIPAL INVESTMENTS, LLC

By:	/s/

ACERAS PARTNERS, LLC

By:	/s/

Annex A

Member	Capital Contribution	Number of Membership Shares Owned	Membership Percentage

Rodman Principal Investments, LLC 1270 Avenue of the Americas New York, NY 10020 Attn.: Chief Executive Officer	$ 5,000	10,000	50%
Aceras Partners, LLC 15 Broad Street Apt# 1912 New York, NY 10005 Attention: Managing Member	$ 5,000	10,000	50%

MM Affiliates’ Addresses:

Annex B

FINANCIAL AND TAX MATTERS

B.1.	Definitions.

In addition to the terms defined in other provisions of this Agreement, the following terms shall have the meanings set forth below:

          “Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments (i) increasing the Capital Account by any amounts that the Member is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) reducing the Capital Account by the items described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          “Asset Adjusted Basis” with respect to any asset shall mean the assets adjusted basis for Federal income tax purposes, except as follows:

                    (1) The initial Asset Adjusted Basis of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Company.

                    (2) The Asset Adjusted Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Special Member, as of the following times:

                              (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution of money or other property;

                              (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company;

                              (iii) the liquidation of the Company for Federal income tax purposes within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g); except that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Special Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

                    (3) The Asset Adjusted Basis of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

                    (4) The Asset Adjusted Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of those assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m) and Section B.2, except that Asset Adjusted Basis shall not be adjusted pursuant to this paragraph (4) to the extent the Special Member reasonably determines that an adjustment pursuant to paragraph (2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

                    (5) If the Asset Adjusted Basis of an asset has been determined pursuant to paragraphs (1), (2), or (4), that Asset Adjusted Basis shall thereafter be adjusted by the Depreciation taken into account with respect to that asset for purposes of computing Profits and Losses.

          “Business Day” means any day other than a Saturday, a Sunday, or a holiday or such other day on which national banking associations in the City of New York are closed.

          “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

          “Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treas. Reg. Sections 1.704-2(b)(2) and 1.704-2(d).

          “Depreciation” shall mean for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Asset Adjusted Basis of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Asset Adjusted Basis as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Asset Adjusted Basis using any reasonable method selected by the Special Member, and if the Company uses the “remedial allocation method” under Treas. Reg. Section 1.704-3(d) with respect to any asset Depreciation for that asset shall be computed in accordance with Treas. Reg. Section 1.704-3(d)(2).

          “Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” set forth in Treas. Reg. Sections 1.704-2(b)(4) and 1.704-2(i).

          “Member Nonrecourse Debt Minimum Gain” shall have the same meaning as “partner nonrecourse debt minimum gain” set forth in Treas. Reg. Section 1.704-2(i) and shall be determined in accordance with the principles of that Section.

          “Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” set forth in Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2).

          “Nonrecourse Deductions” are deductions having the meaning set forth in Treas. Reg. Sections 1.704-2(b)(1) and 1.704-2(c).

          “Profits and Losses” shall mean for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                    (1) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss.

                    (2) Any expenditures of the Company described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1 (b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss.

                    (3) In the event the Asset Adjusted Basis of any Company asset is adjusted pursuant to paragraph (2), (3) or (4) of the definition of Asset Adjusted Basis, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses.

                    (4) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Asset Adjusted Basis of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Asset Adjusted Basis.

                    (5) In lieu of the depreciation, amortization, and other cost recovery deduction taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the fiscal year or other period, computed in accordance with the definition of Depreciation under this Agreement.

                    (6) Notwithstanding the above, any items that are specially allocated pursuant to Sections B.5, B.6 or B.7 shall not be taken into account in computing Profits and Losses.

B.2.	Preparation and Maintenance of Capital Accounts.

          (a) The Capital Account for each Member shall:

                    (1) be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Profits and any other Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704- 1 (b) (2)(iv)(g), but excluding income and gain described in Treas. Reg. Section 1.704-1(b)(4)(1), and

                    (2) be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Losses and any other Company loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (2)(iii) above and loss or deduction described in Treas. Reg. Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii).

          (b) The Members’ Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. Section 1.704-1(b)(2)(iv) and Section 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. Section 1.704-1(b)(2)(iv)(g). On the transfer or all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(1).

B.3.	Profits.

After giving effect to the special allocations set forth in Sections B.5 and B.6, Profits for any fiscal year shall be allocated to the Members in accordance with their Percentage Interests in the Company.

B.4.	Losses.

All losses shall first be allocated to the Special Member to the extent that the Special Member’s capital account exceeds the Managing Member’s capital account. Thereafter, except as otherwise set forth in this Section B.4, after giving effect to the special allocations set forth in Sections B.5 and B.6, Losses for any fiscal year shall be allocated among the Members in proportion to their respective Percentage Interests, subject to the limitation in Section B.4(2) below.

The Losses allocated under this Section B.4 shall not exceed the maximum amount of Losses that may be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section B.4, the limitation set forth in this sentence shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

B.5.	Special Allocations.

The following special allocations shall be made in the following order:

                    (1) Minimum Gain Chargeback. Notwithstanding any other provision of this Annex B, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treas. Reg. Section 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section B.5(l) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

                    (2) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section B.5(l), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treas. Reg. Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(i)(4). This Section B.5(2) is intended to comply with the minimum gain chargeback requirement in that Section of the Treasury Regulations and shall be interpreted consistently therewith.

                    (3) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-1 (b)(2)(ii)(d)(6) that would create an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section B.5(3) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section B.5(3) were not in the Agreement.

                    (4) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Company fiscal year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B.5(4) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if Section B.5(3) and this Section B.5(4) were not in the Agreement.

                    (5) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.

                    (6) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bills the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(i).

B.6.	Curative Allocations.

The allocations set forth in Section B.4 and in Section B.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treas. Reg. Section 1.704-1 (b). Notwithstanding any other provisions of this Agreement (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits, Losses, and items of income, gain, loss, and deduction among the Members so that to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain, and (ii) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Minimum Gain.

B.7.	Tax Allocations: Code Section 704(c).

          (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Asset Adjusted Basis.

          (b) In the event the Asset Adjusted Basis of any Company asset is adjusted pursuant to paragraph (2) of the definition of Asset Adjusted Basis, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Asset Adjusted Basis in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

          (c) Any elections or other decisions relating to allocations pursuant to this Section B.7 shall be made by the Special Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section B.7 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

B.8.	Miscellaneous Allocation Provisions.

          (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Special Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

          (b) Except as otherwise provided in this Agreement, all items of Company income gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

          (c) For the purpose of determining each Member’s share of excess nonrecourse liabilities pursuant to Treas. Reg. Section 1.752-3(a)(3), and solely for such purpose, each Member’s interest in Company Profits is hereby specified to be such Member’s Percentage Interest.

          (d) In the event of the dissolution of the Company, Profits shall first be allocated to Members to the extent necessary to cause their Capital Accounts to be proportionate to their Membership Interests.

B.9.	Establishment of Reserves.

The Managing Member shall have the right and obligation to establish reasonable reserves for maintenance, improvements, acquisitions, capital expenditures and other contingencies, such reserves to be funded with such portion of the operating revenues of the Company for any fiscal year as the Managing Member may deem necessary or appropriate for that purpose.

B.10.	Tax Returns.

The Special Member shall cause to be prepared and filed all necessary Federal and state income tax returns for the Company, including making the elections described in Section B.11. Each Member shall furnish to the Special Member all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

B.11.	Tax Elections.

          (a) To the extent permitted by applicable tax law, the Company shall make the following elections on the appropriate tax returns,

                    (1) to adopt the calendar year as the Company’s fiscal year,

                    (2) to adopt the equity method of accounting and to keep the Company’s books and records on the income-tax method;

                    (3) if a transfer of a Membership Interest as described in Section 743 of the Code occurs, on written request of any transferee Member, or if a distribution of Company property is made on which gain described in Section 734(b)(1)(A) of the Code is recognized or there is an excess of adjusted basis as described in Section 734(b)(1)(B) of the Code, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

                    (4) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company ratably over a period of 60 months as permitted by Sections 195 and 709(b) of the Code; and

                    (5) any other election the Special Member may deem appropriate and in the best interests of the Members.

          (b) Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter I of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

B.12.	Tax Matters Partner.

          (a) Special Member is hereby designated as the “tax matters partner” of the Company pursuant to Section 6231 (a)(7) of the Code. The tax matters partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The tax matters partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The tax matters partner shall promptly furnish to each Member a copy of each tax return prepared and filed in accordance with Section B.10, together with any schedules or other information that the Member may require in connection with the Member’s own tax affairs.

          (b) The Special Member shall cause each Member to be furnished with a Schedule K-1 and any other information required by law to be furnished to the Member for reporting the Member’s distributive share of the annual income of the Company for federal income tax purposes.

ANNEX C

RODMAN SERVICES

Services to be Provided to Company:

1)	Basic legal support – for day-to-day operations (CDAs, Contracts with Vendors, consulting agreements, etc.)
2)	IT support
3)	Payroll and processing
4)	Benefits
5)	Office space & furniture
6)	Office equipment – laptops and desktops, software subscriptions, internet, email, blackberry, copiers, printers, phones, etc.
7)	Industry subscriptions and data sources to which Rodman currently subscribes or has access that would be useful or necessary for the Company’s business. Subscriptions could include:
	a.	Thomson One or Bloomberg and Firstcall
	b.	Thomson Pharma
	c.	Clinical Advisors or similar service
	d.	Biocentury
	e.	Bioworld
	f.	Other trade publications, databases and services to which Rodman has subscriptions
	g.	Datamonitor
	h.	IMS or NDC
8)	Access to Rodman analysts and all research products
9)	Ability to attend Rodman analyst events with consultants and advisors
10)	Access to all Rodman sponsored healthcare conferences and events
11)	Access to Rodman’s consultants or advisors
12)	Record keeping and preparation of reports as necessary under Article VIII and required for Special Member’s use.
13)	Support necessary for financial and tax matters as described in Annex B

EXHIBIT I

INVESTMENT NOTICE INFORMATION

Each Investment Notice provided hereunder pursuant to Section 4.1(a)(ii) shall contain the following information:

A.	the name of the Prospective Investee;
B.	the nature of the investment (i.e., stock, convertible debt, partnership interest, etc.);
C.

the expected timing of the funding of the investment (which may not provide for any amount to be invested in the Prospective Investee prior to the 30th day after the giving of the Investment Notice); and

D.

the expected total amount that the Company intends to invest in the Prospective Investee, which amount may not be in excess of $500,000 (the “Investment Amount”) without the consent of the Special Member, which consent the Special Member may withhold in its sole discretion..